UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_____________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2022

Allegiant Travel Company
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 North Town Center Drive
	Las Vegas, NV	89144
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:              (702) 851-7300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001	ALGT	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as in Rule 405 of the Securities Act of 1933 (Section 17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1    Registrant's Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

On September 30, 2022, the Company, through a wholly owned subsidiary, entered into a new senior secured revolving credit facility (the “Facility”) with Norddeutsche Landesbank Girozentrale (acting through its New York branch) and Landesbank Hessen-Thüringen Girozentrale (the “Lenders“) under which it will be able to borrow up to $300.0 million based on the amount of pre-delivery deposits paid with respect to up to twenty (20) 737-MAX aircraft, the purchase rights for which the Company may choose to place in the collateral pool. The Facility is secured by the purchase rights for the applicable aircraft. The commitment amount at the time of signing is $200.0 million; whereby the facility may be increased to $300.0 million subject to agreement between the Company and the Lenders. The Facility has a term of 24 months and any aircraft purchase right may remain in the facility for the duration of the term, or up until the calendar month prior to the expected delivery date of such aircraft, whichever is earliest. Any notes under the Facility will bear interest at a floating rate based on SOFR and all borrowings will be due no later than December 31, 2024 or upon delivery of the applicable aircraft. The proceeds from any drawdowns will be used to pay deposits due under the Company’s agreement with the Boeing Company for purchase of 737-MAX aircraft, or for general corporate purposes. There is no balance on the credit Facility at the current time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2022	ALLEGIANT TRAVEL COMPANY

	By:	/s/ Gregory C. Anderson
	Name:	Gregory C. Anderson
	Title:	President and Chief Financial Officer